SECOND AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION OF

                              NEXTWAVE TELECOM INC.



           NEXTWAVE TELECOM INC. (the "Corporation"), a corporation duly incorporated by the filing of its original Certificate of Incorporation (the "Original Certificate of Incorporation") with the Secretary of State of the State of Delaware on May 16, 1995, as heretofore amended, desiring to amend and restate said Original Certificate of Incorporation, as heretofore amended, and such amended and restated Certificate of Incorporation having been duly adopted in accordance with Sections 245 and 303 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), hereby certifies as follows:

1. The name of the Corporation is NextWave Telecom Inc., the same name under which the Corporation was originally incorporated. The Original Certificate of Incorporation was amended by that certain Restated Certificate of Incorporation filed on __________, and by that certain Amended and Restated Certificate of Incorporation filed on August 5, 1997.

2. This Second Amended and Restated Certificate of Incorporation amends and restates the Original Certificate of Incorporation, as amended to date, and has been duly adopted in accordance with Sections 242, 245 and 303 of the DGCL, pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Debtors' First Amended Joint Plan of Reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") for the Corporation, et al. (the "Plan"), as confirmed on ___________ __, 1999 by order of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). Provision for the making of this Second Amended and Restated Certificate of Incorporation is contained in the order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation.

3. The text of the Amended and Restated Certificate of Incorporation is hereby restated to read as herein set forth in full:

                                   Article I.

The name of the Corporation is NextWave Telecom Inc. (hereinafter referred to as the "Corporation").

                                  Article II.

The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware. The name of the registered agent of the Corporation at such address is Corporation Service Company.


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                                  Article III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the "DGCL").

                                  Article IV.

1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 1,011,019,444 shares, consisting of:

     a. 60,000,000 shares of Series A Common Stock, par value $0.0001 per share (the "Series A Common Stock");

     b. 900,000,000 shares of Series B Common Stock, par value $0.0001 per share (the "Series B Common Stock");

     c. 1,019,444 shares of Series C Common Stock, par value $0.0001 per share (the "Series C Common Stock", and together with the Series A Common Stock and, the Series B Common Stock, the "Common Stock"); and

     d. 50,000,000shares of undesignated Preferred Stock, par value $0.01 per share (the "Undesignated Preferred Stock"; the Undesignated Preferred Stock and the Common Stock collectively referred to herein as the "Capital Stock").

2. Designations, Preferences, etc. The designations, preferences, powers, qualifications, and special or relative rights, or privileges of the capital stock of the Corporation shall be as set forth in Article V and Article IX below.

                                   Article V.

The Board of Directors of the Corporation (the "Board of Directors") has fixed and determined the powers, preferences, rights, and restrictions of, and other matters relating to, the Corporation's Common Stock as follows:

1.   Voting.

     Series A Common Stock. The holders of shares of Series A Common Stock shall have the right to vote for all purposes provided by law, provided, however, that the number of directors which the holders of shares of Series A Common Stock shall be entitled to elect shall be limited as more fully described in Article VI hereof, and provided further, that the holders of Series A Common Stock shall have the right to vote, as a separate class, on the matters set forth in Article VII hereof. With respect to matters on which the holders of Series A Common Stock may vote, each holder of Series A Common Stock shall be entitled to one vote for each share thereof held.


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     Series B Common Stock. The holders of shares of Series B Common Stock shall have no right to vote, except as required by law, provided, however, that the holders of Series B Common Stock and the holders of Series C Common Stock (and any other class or series of Preferred Stock to the extent provided in certificates of designation filed by the Corporation with the Secretary of State of Delaware), voting as a class, shall be entitled to elect a limited number of directors as more fully described in Article VI hereof, and provided further, that the holders of Series B Common Stock voting with the holders of Series C Common Stock shall have the right to vote, as a separate class on the matters set forth in Article VII hereof. Notwithstanding the foregoing and the limitations set forth in Articles VI and VII hereof, upon the Termination Date, as defined below in Section 5, each holder of Series B Common Stock shall be entitled to one (1) vote per share upon any and all matters submitted to the stockholders of the Corporation for a vote.

     Series C Common Stock. The holders of shares of Series C Common Stock shall have no right to vote, except as required by law, provided, however, that the holders of Series C Common Stock voting with the holders of Series B Common Stock shall be entitled to elect a limited number of directors as more fully described in Article VI hereof, and provided further, that the holders of Series C Common Stock voting with the holders of Series B Common Stock shall have the right to vote, as a separate class, on the matters set forth in Article VII hereof. Notwithstanding the foregoing and the limitations set forth in Article VI and VII hereof, upon the Termination Date, as defined below in Section 4, each holder of Series C Common Stock shall be entitled to one (1) vote per share upon any and all matters submitted to the stockholders of the Corporation for a vote.

     Action Without a Meeting. Unless otherwise provided herein or the Corporation's Bylaws, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that at least 48 hours prior written notice, stating the action sought to be taken, the Corporation's reasons therefor and the date by which such written consent is to be effected, shall be provided to each stockholder entitled to execute such written consent as herein provided, with such notice given either personally or by facsimile or telegram (but not by mail). Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Such consent shall be filed with the Minutes of Proceedings of the stockholders and shall have the same force and effect as the unanimous vote of stockholders.


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2.   Liquidation Preference. Except to the extent otherwise required by applicable regulations of the Federal Communications Commission (the "FCC"), as codified or otherwise adopted in decisions or orders of the FCC from time to time, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, the holders of Common Stock shall receive such amounts as set forth below:

     The holders of shares of Series B Common Stock shall be entitled to receive out of funds legally available therefor, prior and in preference to any distribution of any of the assets of the Corporation to the holders of shares of Series A Common Stock and the holders of shares of Series C Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) the price originally paid to the Corporation by such holders (as such amount may be adjusted to reflect recapitalizations and splits of such Series B Common Stock) for each outstanding share of Series B Common Stock and (ii) an amount equal to declared but unpaid dividends on such shares (collectively, the "Series B Preference"). If, upon the occurrence of such event, the assets and funds thus distributed among all the holders of Series B Common Stock shall be insufficient to permit the payment to such holders of the full Series B Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Common Stock.

     Upon payment in full of the Series B Preference, if assets remain in the Corporation, the holders of Series C Common Stock shall be entitled to receive out of funds legally available therefor an amount per share equal to the sum of (i) the price originally paid to the Corporation by such holders (as such amount may be adjusted to reflect recapitalizations and splits of such Series C Common Stock) for each outstanding share of Series C Common Stock and (ii) an amount equal to declared but unpaid dividends on such shares (collectively, the "Series C Preference"). If the assets and funds available for distribution among all the holders of Series C Common Stock shall be insufficient to permit the payment to such holders of the full Series C Preference, then the assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series C Common Stock.

     Upon payment in full of the Series B Preference and the Series C Preference, if assets remain in the Corporation, the holders of Series A Common Stock shall be entitled to receive out of funds legally available therefor an amount per share equal to the sum of (i) the price originally paid to the Corporation by such holders (as such amount may be adjusted to reflect recapitalizations and splits of such Series A Common Stock) for each outstanding share of Series A Common Stock and (ii) an amount equal to declared but unpaid dividends on such shares (collectively, the "Series A Preference"). If the assets and funds available for distribution among all the holders of Series A Common Stock shall be insufficient to permit the payment to such holders of the full Series A Preference, then the assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Common Stock.


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     Thereafter, the assets and funds which remain in the Corporation, if any, shall be distributed ratably on a per share basis among the holders of shares of Series A Common Stock, Series B Common Stock, and Series C Common Stock. In the event of any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to holders of other shares of capital stock of the Corporation.

     Neither the consolidation, merger or other business combination of the Corporation with or into any other person or persons nor the sale, lease, exchange or conveyance of less than all or substantially all of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article V, Section 2.

3. Dividend Rights. Except to the extent otherwise required by applicable regulations of the FCC, as codified, or otherwise adopted in decisions or orders of the FCC from time to time, as and when dividends are declared and paid by the Corporation, whether in cash, property or securities of the Corporation, the holders of Series A Common Stock and the holders of Series B Common Stock shall be entitled to participate in such dividends ratably on a per share basis in preference to the holders of shares of Series C Common Stock and any other shares of common stock of the Corporation.

4. Conversion. The shares of Series A Common Stock and the shares of Series C Common Stock shall be convertible into shares of Series B Common Stock at the times and in the manner set forth below:

     a. Special Definitions. For purposes of this Section 4 only, the following definitions shall apply:

     "Additional Shares of Capital Stock" shall mean all shares of Common Stock and Preferred Stock (collectively, "Capital Stock") issued (or deemed to be issued pursuant to Section 4.f) by the Corporation, other than shares of Series B Common Stock issued or issuable or deemed to be issued:

     1) upon conversion of shares of Series A Common Stock, including the issuance of Control Group Warrants, as defined below, and upon the exercise of Control Group Warrants;

     2)   upon conversion of shares of Series C Common Stock;

     3)   as a result of an adjustment made pursuant to subsection g hereof;

     4)   as a result of an adjustment made pursuant to subsection h hereof; or


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     5)   as a dividend or distribution on shares of Series A Common Stock or
          Series B Common Stock for which an adjustment is made pursuant to subsection g hereof.

     "Control Group" shall mean the holders of Series A Common Stock all of whom are required, under applicable FCC rules and regulations, to beneficially own the Required Percentage Interest, as defined below, and to control at least fifty and one-tenth percent (50.1%) of the voting power of the Corporation.

     "Control Group Warrant" shall mean a warrant to purchase one share of Series B Common Stock at the Fair Market Price as of the date of the Control Group Warrant issuance, which warrant shall be exercisable until the Termination Date.

     "Convertible Securities" shall mean any evidence of indebtedness, shares or other securities convertible into or exchangeable for (whether subject to the occurrence of a condition or otherwise) shares of Common Stock.

     "Dilutive Issuance" shall mean an issuance of Additional Shares of Capital Stock, which issuance, in the absence of an automatic conversion of shares of Series A Common Stock or issuance of Control Group Warrants pursuant to
     Section 4.b hereof, would cause the aggregate equity interest in the Corporation of the Control Group or the Qualifying Principals to fall below the Required Percentage Interest, as defined below.

     "Fair Market Price" shall mean the Market Price of the Series B Common Stock as of the date at which the relevant Dilutive Issuance occurs.

     "License Grant Date" shall mean the date when the FCC grants the last of the C-Block or F-Block licenses to the Corporation or a Subsidiary of the Corporation. For purposes of this definition, C-Block license means a license awarded by the FCC in the FCC's C-Block auction restricted to entities meeting certain financial and other criteria, and F-Block license means a license awarded by the FCC in the FCC's F-Block auction restricted to entities meeting certain financial and other criteria.

     "Market Price" shall mean (i) with respect to Series B Common Stock, if such security is listed on one or more stock exchanges or quoted on the National Market System or Small Cap Market of NASDAQ (the "NASDAQ Market"), the average of the closing or last reported sales prices of a share of Series B Common Stock on the primary national or regional stock exchange on which such security is listed or on the NASDAQ Market if quoted thereon or
     (ii) if the Series B Common Stock is not so listed or quoted but is traded in the over-the-counter market (other than the NASDAQ Market), the average of the closing bid and asked prices of a share of such Series B Common Stock, in each case quoted for the 30 Business Days (or such lesser number of Business Days as such Series B Common Stock shall have been so listed, quoted or traded) next preceding the date of measurement; provided,


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     however, that if no such sales price or bid and asked prices have been quoted during the preceding 30-day period or there is otherwise no established trading market for such security, then "Market Price" means the value of such Series B Common Stock as determined by the Board of Directors of the Corporation in its sole discretion and in good faith following consultation with an investment banker of national standing, which determination shall be final and binding; and provided, further, however, that in the event the current market price of a share of such Series B Common Stock is determined during a period following the announcement by the Corporation of (x) a dividend or distribution on the Series B Common Stock payable in shares of Series B Common Stock, or (y) any subdivision, combination or reclassification of the Series B Common Stock, and prior to the expiration of 30 Business Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the "Market Price" shall be appropriately adjusted to take into account ex-dividend trading. Anything herein to the contrary notwithstanding, in case the Corporation shall issue any shares of Series B Common Stock, rights, options or other securities in connection with the acquisition by the Corporation of the stock or assets of any other person or entity or the merger of any other person or entity into the Corporation, the Market Price of the Series B Common Stock so issued shall be determined as of the date the number of shares of Series B Common Stock, rights, options or other securities was determined (as set forth in a written agreement between the Corporation and the other party to the transaction) rather than on the date of issuance of such shares of Series B Common Stock, rights, options or other securities.

     "Minimum Ownership Requirements" shall mean the three thousand (3,000) shares of Series A Common Stock which the Control Group collectively shall maintain in order to comply with the regulations of the FCC until the Termination Date, as defined below.

     "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire (whether subject to the occurrence of a condition or otherwise) either shares of Common Stock or Convertible Securities.

     "Qualified Public Offering" shall mean a firm commitment underwritten public offering of the Series B Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the aggregate price paid by the public is (i) at least $4.50 per share (provided that in the event the Corporation shall effect any stock dividend, stock split, reverse stock split or other combination of shares of common stock, recapitalization, reclassification, merger, consolidation or exchange offer, or similar events and transactions, then, and in each such case, such minimum price per share in effect immediately prior to such event or transaction or the record date therefor, whichever is earlier, shall be appropriately adjusted as determined by the Board of Directors); and (ii) no less than $200 million, subject to reduction of such amount by the Board of Directors (provided that such amount may not be reduced by the


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     Board of Directors without the affirmative vote at a meeting or the written consent with or without a meeting of, in each case, no less than two (2) of the Series B Directors).

     "Qualifying Principals" shall mean those members of the Control Group designated as such to the FCC from time to time.

     "Required Percentage Interest" shall mean a twenty-five percent (25%) aggregate equity interest in the Corporation, on a fully-diluted basis, required hereunder to be held by the Control Group for a period of three
     (3) years from the License Grant Date, of which the Qualifying Principals are required to hold a fifteen percent (15%) aggregate equity interest, and thereafter at all times prior to the Termination Date shall mean a ten percent (10%) aggregate equity interest in the Corporation, on a fully diluted basis, required hereunder to be held by the Qualifying Principals.

     "Series A Conversion Ratio" shall mean the ratio at which shares of Series A Common Stock shall convert (i) as provided in Sections 4.b.(1) and 4.c below, into shares of Series B Common Stock and Control Group Warrants which shall be initially at a ratio of one share of Series B Common Stock and one Control Group Warrant to one share of Series A Common Stock and
     (ii) as provided in Section 4.b.(2), into shares of Series B Common Stock, which shall be initially at a ratio of one share of Series B Common Stock to one share of Series A Common Stock.

     "Series C Conversion Ratio" shall mean the ratio at which shares of Series C Common Stock shall convert into shares of Series B Common Stock which shall be initially at a ratio of one share of Series B Common Stock to one share of Series C Common Stock.

     "Subsidiary" shall mean NextWave Personal Communications, Inc., a Delaware corporation and/or any other corporation which will hold one or more C-Block or F-Block licenses and the majority of the capital stock of which is owned directly or indirectly by the Corporation.

     "Termination Date" shall mean ten years after the License Grant Date.

     b. Automatic Conversion of Series A Common Stock; Automatic Issuance of Control Group Warrants.

     (1) In the event of a Dilutive Issuance, the Corporation shall convert at the Series A Conversion Ratio for no consideration a number of shares of Series A Common Stock held by the Control Group into shares of Series B Common Stock and Control Group Warrants such that (i) prior to the third anniversary of the License Grant Date, the number of shares of Series A Common Stock held by the Control Group when added to the number of shares of Series B Common Stock and Control Group Warrants held by the Control Group, in the aggregate, equals the Required Percentage Interest and (ii) thereafter until the Termination Date, the number of shares of Series A


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     Common Stock held by the Qualifying Principals when added to the number of shares of Series B Common Stock and Control Group Warrants held by the Qualifying Principals, in the aggregate equals the Required Percentage Interest. Such conversions shall be effected on a pro rata basis among all holders of shares of Series A Common Stock. Upon conversion of shares of Series A Common Stock pursuant to this Section 4.b.(1), any accrued but unpaid dividends with respect to the shares of Series A Common Stock so converted shall be due and payable in full. Notwithstanding the foregoing provisions of this Section 4.b.(1), there shall be no conversion prior to the Termination Date of the shares of Series A Common Stock constituting the Minimum Ownership Requirement. In the event of a Dilutive Issuance subsequent to the conversion of all shares (except the shares comprising the Minimum Ownership Requirement) of Series A Common Stock held by the Control Group as set forth above, prior to the third anniversary of the License Grant Date, the Control Group shall be issued, and thereafter until the Termination Date, the Qualifying Principals shall be issued, on a pro rata basis (based upon their ownership of Series A Common Stock) and at no additional consideration, Control Group Warrants in an amount sufficient to maintain the Required Percentage Interest.

     (2) Upon the Termination Date, except to the extent otherwise required by applicable regulations of the FCC, as codified or otherwise adopted in decisions or orders of the FCC from time to time, all shares of Series A Common Stock, including the shares constituting the Minimum Ownership Requirement, shall be converted at the applicable Series A Conversion Ratio into fully paid and non-assessable shares of Series B Common Stock. The Series A Conversion Ratio shall be subject to adjustment as set forth below. Upon conversion of the Series A Common Stock pursuant to this
     Section 4.b.(2), any declared but unpaid dividends with respect to the shares of Series A Common Stock so converted shall be due and payable in full.

     c. Voluntary Conversion of Series A Common Stock. From and after the closing of a Qualified Public Offering and upon the approval of a majority in interest of the holders of the Series A Common Stock, all or part of the shares of Series A Common Stock shall, subject to the Minimum Ownership Requirement, convert at the applicable Series A Conversion Ratio, on a pro rata basis, at no consideration, into fully paid and non-assessable shares of Series B Common Stock. Upon any such conversion, any declared but unpaid dividends with respect to the shares of Series A Common Stock so converted shall be due and payable in full.

     d. Conversion of Series C Common Stock. Any holder of shares of Series C Common Stock may convert at the Series C Conversion Ratio, at no consideration, all or part of its shares of Series C Common Stock into fully paid and non-assessable shares of Series B Common Stock (i) from and after the first anniversary of the License Grant Date, (ii) immediately prior to a change in control, whether by consolidation, merger or the sale or issuance of securities of the Corporation, which


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          will result in the Corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity or (iii) immediately prior to the closing of the sale, lease, exchange or conveyance of all or substantially all of the property, assets or business of the Corporation. Immediately prior to a Qualified Public Offering, any and all unconverted shares of Series C Common Stock shall convert, at the Series C Conversion Ratio, into shares of Series B Common Stock. Upon any conversion pursuant to this paragraph (d), any accrued but unpaid dividends with respect to the shares of Series C Common Stock so converted shall be due and payable in full.

     e.   Mechanics of Conversion.

     (1) Upon the conversion of shares of Series A Common Stock as set forth in Sections 4.b and 4.c, above, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Series B Common Stock rounded to the nearest whole share and, if applicable, a Control Group Warrant to which such holder shall be entitled. Upon such conversion, the person(s) entitled to receive the shares of Series B Common Stock shall be treated for all purposes as the record holder or holders of such shares of Series B Common Stock as of such date. No fractional shares of Series B Common Stock shall be issued upon conversion of shares of Series A Common Stock.

     (2) Upon conversion of shares of Series C Common Stock as set forth in
     Section 4.d above, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Series B Common Stock to which such holder shall be entitled, rounded to the nearest whole share. Upon such conversion, the person(s) entitled to receive the shares of Series B Common Stock shall be treated for all purposes as the record holder or holders of such shares of Series B Common Stock as of such date. No fractional shares of Series B Common Stock shall be issued upon conversion of shares of Series C Common Stock.

     f. Options and Convertible Securities. In the event the Corporation at any time or from time to time after the License Grant Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefore, the maximum number of shares issuable upon the conversion


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          or exchange of such Convertible Securities, shall be deemed to be issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares of Series B Common Stock are deemed to be issued:

     (1) no further shares of Series B Common Stock shall be deemed to be issued upon the subsequent issuance of shares of Series B Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities; and

     (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the number of shares of Series B Common Stock issuable upon the exercise, conversion or exchange thereof, the calculation of the number of additional shares of Series B Common Stock to be deemed to be issued to the holders of Series B Common Stock hereunder shall, upon any such increase becoming effective, be recomputed by the Board of Directors to reflect such increase.

     (3) Upon the expiration of the right to convert, exchange or exercise any such Options or Convertible Securities, the issuance of which resulted in an increase in the number of shares of Series B Common Stock, if any such Options or Convertible Securities shall not have been converted, exercised or exchanged, the number of shares of Series B Common Stock shall be decreased as appropriate by the Board of Directors.

     g. Adjustments for Subdivisions, Dividends, Combinations or Consolidations affecting the Series A Conversion Ratio.

     (1) In the event the outstanding shares of Series A Common Stock or Series B Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Series A Common Stock and Series B Common Stock, respectively, the Series A Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased or decreased as appropriate by the Board of Directors.

     (2) In the event the Corporation shall declare or pay any dividend on the Series A Common Stock payable in shares of Series A Common Stock or on the Series B Common Stock payable in shares of Series B Common Stock or on the Preferred Stock payable in Common Stock, Options or Convertible Securities or in the event the outstanding shares of Series B Common Stock shall be subdivided, by reclassification or otherwise than by payment of a dividend in Series A Common Stock or Series B Common Stock, respectively, into a greater number of shares of Series A Common Stock or Series B Common Stock, respectively, the Series A Conversion Ratio in effect immediately prior to such dividend or subdivision shall be proportionately decreased or increased as appropriate by the Board of Directors, (1) in the case of any such dividend immediately after the close of business on the record date


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     for the determination of holders of any class of securities entitled to receive such dividend, (2) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective. If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Series A Conversion Ratio which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Series A Conversion Ratio shall be adjusted as of the time of actual payment of such dividend.

     h. Adjustments for Subdivisions, Dividends, Combinations or Consolidations affecting the Series C Conversion Ratio.

     (1) In the event the outstanding shares of Series C Common Stock or Series B Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Series C Common Stock or Series B Common Stock, respectively, the Series C Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased or decreased as appropriate by the Board of Directors.

     (2) In the event the Corporation shall declare or pay any dividend on the Series C Common Stock payable in shares of Series C Common Stock or on the Series B Common Stock payable in shares of Series B Common Stock or on the Preferred Stock payable in Common Stock, Options or Convertible Securities or in the event the outstanding shares of Series B Common Stock shall be subdivided, by reclassification or otherwise than by payment of a dividend in Series C Common Stock or Series B Common Stock, respectively, into a greater number of shares of Series C Common Stock or Series B Common Stock, respectively, the Series C Conversion Ratio in effect immediately prior to such dividend or subdivision shall be proportionately decreased or increased as appropriate by the Board of Directors, (1) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (2) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective. If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Series C Conversion Ratio which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Series C Conversion Ratio shall be adjusted as of the time of actual payment of such dividend.

     i. Notices of Record Date. In the event that this Corporation shall propose at any time:

     (1) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

     (2) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

     (3) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

     (4) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

     then, in connection with each such event, this Corporation shall send to the holders of the Common Stock:

     (a) at least 10 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in subsection i.(3) and i.(4), above, if any; and

     (b) in the case of the matters referred to in subsection i.(3) and i.(4) above, at least 10 days' prior written notice of the date when the same shall take place (and specifying, if practicable, or estimating the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be given via facsimile or by first class mail, postage prepaid, addressed to the holders of Common Stock at the address for each such holder as shown on the books of this Corporation.

     5. No Fractional Shares. No fractional shares of Series B Common Stock shall be issued hereunder and fractional interests shall be paid in cash on the basis of the adjusted purchase price.

     6. Notices. Any notice to the Corporation provided for herein shall be addressed to it in care of its Secretary, 3 Skyline Drive, Hawthorne, New York 10532, and any notice to a shareholder shall be addressed to its address as shown in the records of the Corporation's transfer agent or as otherwise on file with the Corporation, or to such other address as either may designate to the other in writing. Any notice shall be deemed to be duly given if and when enclosed in a properly sealed envelope and addressed as stated above and deposited, postage prepaid, in a Post Office or branch Post Office regularly maintained by the United State Government. In lieu of giving notice by mail as aforesaid, any written notice under this Agreement may be given to a shareholder by personal delivery.

                                  Article VI.

1. As long as shares of Series A Common Stock remain outstanding, the election of the Directors of the Corporation shall be as follows:

     a. Election of Directors by Holders of Series A Common Stock. The holders of Series A Common Stock shall have the right, voting separately as a class, to elect a number of directors equal to the minimum number necessary to constitute a majority of the total number of directors (the "Series A Directors"). In the event there are no holders of Series B Common Stock, Series C Common Stock or, if applicable (as provided below), Preferred Stock, the holders of Series A Common Stock shall have the right to elect all of the directors of the Corporation.

     b. Election of Directors by Holders of Series B Common Stock and Series C Common Stock. The holders of Series B Common Stock and the holders of Series C Common Stock (and any other class or series of Preferred Stock to the extent provided in certificates of designation filed by the Corporation with the Secretary of State of Delaware) shall have the right, voting together as a class, to elect a number of directors equal to the total number of directors less the number of directors to be elected by the holders of Series A Common Stock, provided, however, that the number of directors to be elected by the holders of Series B Common Stock and Series C Common Stock (and any other class or series of Preferred Stock to the extent provided in certificates of designation filed by the Corporation with the Secretary of State of Delaware) shall always constitute a minority of the total number of directors (the "Series B Directors").


2. A quorum for a meeting of the Board of Directors of the Corporation shall consist of a majority of the total number of directors plus one (1) director, provided, however, that in no event shall a quorum exist unless the Series A Directors constitute a majority of the directors present at such meeting. Resolutions of the Board of Directors of the Corporation shall be adopted by a majority of the directors voting.

3. Subject to the provisions of Section 141(k) of the DGCL, (i) a director elected by the holders of Series A Common Stock may be removed by the holders of Series A Common Stock, voting separately, and (ii) a director elected by the holders of Series B Common Stock, Series C Common Stock and, if applicable, Preferred Stock may be removed by the holders of Series B Common Stock, Series C Common Stock and, if applicable, Preferred Stock. A vacancy in the Board of Directors created by the departure or removal of a Series A Director shall be filled by the other Series A Directors, and a vacancy in the Board of Directors created by the departure or removal of a Series B Director shall be filled by the holders of Series B Common Stock, Series C Common Stock and, if applicable, Preferred Stock, voting together as a class. Vacancies created by any increase in the total number of directors shall be filled in such a manner as to ensure that the number of Series A Directors is equal to the minimum number of directors necessary to constitute a majority of the total number of directors and the number of Series B Directors shall be equal to the total number of directors less the number of directors elected by the Series A Directors; provided, however, that the Series B Directors shall constitute a minority of the total number of directors.

4. The Board of Directors shall consist of not less than nine (9) nor more than fifteen (15) Directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes as determined by the Board of Directors, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. To the extent practicable, each class of directors shall consist of a pro rata share of the Series A Directors and the Series B Directors as determined by the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, each director shall serve for a term ending on the date of the second annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal.

5. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.


                                  Article VII.

At all times prior to the Termination Date, unless this Article VII is nullified or modified, in whole or in part, as set forth herein, the Corporation shall not directly or indirectly take or engage in any of the following actions without the prior approval of the holders of a majority of the shares of (i) Series A Common Stock, voting separately as a class and (ii) Series B Common Stock and Series C Common Stock, voting together as a class:

1. Amendments. An amendment to the Certificate of Incorporation or the Bylaws which would adversely affect the rights of the holders of Series B Common Stock or Series C Common Stock conferred under the Certificate of Incorporation or the Bylaws, provided, however, that, except as otherwise provided by law, no amendment to the Certificate of Incorporation or the Bylaws shall first require the approval of the holders of Series B Common Stock or Series C Common Stock if such amendment is necessary to comply with any rules, regulations or orders of the FCC, or otherwise deemed necessary by a majority of the Board of Directors of this Corporation to comply with Article VIII hereof.

2. Assets. A sale, lease, mortgage, or other disposal or encumbrance involving all or substantially all of the Corporation's assets.

3. Merger. A merger or other business combination involving the Corporation which will result in the Corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares on securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity.

4.   Dissolution. The liquidation, dissolution or winding up of the Corporation.

5. Issuances. An issuance by the Corporation of any Capital Stock or debt or rights to obtain Capital Stock or debt (including, without limitation, issuances pursuant to mergers and other business combinations) with class voting rights equal or superior to those of the Series A Common Stock or Series B Common Stock.

6. Dividends. The declaration of any dividends other than (a) a dividend payable solely in shares of Capital Stock or in options to purchase shares of Capital Stock, or (b) a regular periodic dividend (whether on Common Stock or, if any, Preferred Stock) payable in cash and declared out of the earned surplus of this Corporation.

7. Issuance of Shares of Series C Common Stock. The issuance of any shares of Series C Common Stock other than shares of Series C Common Stock which the Corporation has issued or has committed to issue on or prior to the License Grant Date, as defined in Article V, hereof.

8. Employee Benefit Plans. The issuance or deemed issuance of Common Stock to officers or employees of, or consultants to, the Corporation pursuant to a stock grant, option plan, purchase plan or other stock incentive program (collectively, the "Plans") which issuance or deemed issuance would cause the number of shares issued or reserved for issuance under such Plans after the Effective Date (as defined in the First Amended Joint Plan of Reorganization as confirmed by order dated _________, 1999 under Chapter 11 of Title 11 of the United States Code for the Corporation, et al.) to exceed in the aggregate 12.5% of the equity of the Corporation, determined on a fully diluted basis.

9. Reorganizations/Recapitalizations. Any capital reorganization of the Corporation, any reclassification or recapitalization of the Capital Stock of the Corporation or any transfer of all or substantially all the assets of the Corporation to any other corporation.

10. Public Offerings. Effect a public offering of any class of stock of the Corporation other than shares of Series B Common Stock.

Notwithstanding the foregoing, any and all special approval rights, preferences or designations granted to the holders of Series B Common Stock and Series C Common Stock pursuant to paragraphs 5, 7, 8 and 10 of this Article VII shall become null and void and unenforceable immediately prior to upon consummation of a Qualified Public Offering, as defined in Section 4 of Article V hereof. In addition, any special approval rights, preference or designation granted to the holders of Series B Common Stock and Series C Common Stock pursuant to this
Article VII shall become null, void and unenforceable to the extent that it would prevent the Corporation, as determined by a majority of the Board of Directors of the Corporation, from qualifying as a "Designated Entity" and "Small Business" under Part 24 of the Rules of the FCC applicable to broadband Personal Communications Services.

The Board of Directors may prescribe additional special approval or other rights of the Series B Common Stock and, or Series C Common Stock through a resolution passed by a majority of such Board pursuant to Section 151 of the DGCL, provided, however, that in authorizing such additional rights, if any, the Board of Directors shall comply with the provisions of Article VI hereof. Notwithstanding the provisions of this Article VII, the Board of Directors may also prescribe special approval or other rights to the holders of the Preferred Stock pursuant to a certificate of designation filed with the Secretary of State of the State of Delaware.

                                 Article VIII.

In recognition of the fact that one or more Subsidiaries of the Corporation has been or will be granted one or more Personal Communications Services licenses, as determined by the FCC during certain auctions administered by the FCC and is required to comply with the foreign ownership restrictions of Section 310(b) of the Communications Act of 1934, as amended, the Corporation may not issue shares to a foreign party, if such issuance will cause the foreign ownership of the capital stock of the Corporation to exceed, in the aggregate, twenty five percent (25%), as determined by the rules and regulations of the FCC, except to the extent permitted by an order or decision of the FCC addressing the amount of foreign ownership of the Corporation or other C-block or F-block licensees generally. Any transfer of Capital Stock of the Corporation by any party shall be void and of no force and effect to the extent that such transfer will cause the Corporation to violate the foreign ownership restrictions. If any issuance is made which subsequently is determined to be in violation of the foregoing sentence, such issuance shall be void and of no force and effect to the extent of such violation, and any and all consideration previously paid to the Corporation in respect of such voided issuance shall be returned immediately upon such determination.

In addition, in recognition of the fact that one or more Subsidiaries of the Corporation has been or will be granted one or more C-block or F-block Personal Communications Services licenses and must maintain its Designated Entity and Small Business eligibility until the Termination Date in order to maintain favorable bidding and financing preferences, any transfer of Capital Stock of the Corporation by any party shall be void and of no force and effect to the extent that such transfer will prevent the Corporation from qualifying as a "Designated Entity" and "Small Business" under Part 24 of the Rules of the FCC applicable to broadband Personal Communications Services, including the 25% limitation on non-attributable equity contained in Section 24.709(b) of the Rules of the FCC or any successor provision thereto.

                                  Article IX.

The shares of Undesignated Preferred Stock of the Corporation may be issued from time to time in one or more series as may be determined by the Board of Directors. Subject to the provisions of this Second Amended and Restated Certificate of Incorporation, the Board of Directors is hereby authorized to fix by resolution or resolutions, adopted by majority vote, the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Undesignated Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

                                   Article X.

The Corporation shall indemnify to the fullest extent permitted by the DGCL any person who has been made, or is threatened to be made, a party to an action, suit, or proceeding, whether civil criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that the person is or was a director or officer of the Corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to an employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, or as an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. In addition, subject to the terms of the Corporation's Bylaws, the Corporation shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of the final disposition of such proceedings, to the full extent permitted by the DGCL.

                                  Article XI.

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the DGCL. No amendment to that Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

                                  Article XII.

The Board of Directors shall have the power to make, alter, or repeal the Bylaws of the Corporation, subject to the right of the holders of Capital Stock of the Corporation, expressly conferred herein or under the DGCL, to alter or repeal any bylaw made by the Board of Directors.


                                 Article XIII.

Notwithstanding any other provision contained herein, the Corporation, as a Debtor (as defined in the Plan) under the Plan shall not issue nonvoting equity securities in connection with the Plan and shall comply, to the extent applicable, with Section 1123(a)(6) of the Bankruptcy Code. After the Effective Time, this Article XIII may be amended or repealed by the affirmative vote of a majority of the outstanding stock entitled to vote thereon in accordance with
Section 242 of the DGCL.

           IN WITNESS WHEREOF, said NextWave Telecom Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by Frank A. Cassou, its General Counsel, this ____ day of _____, 1999.




                                             By:
                                                 ------------------------------
                                                 Its: General Counsel